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                                                                    EXHIBIT 10.9



September 16, 1996

Mr. Gabriel Battista
12428 Bacall Lane
Potomac, MD  20854

Dear Gabe:

Based on your interview and discussions with SAIC and NSI staff members, it is a pleasure to offer you a position as the Chief Executive Officer of Network Solutions Inc. reporting directly to the NSI Board of Directors, in the 505 Huntmar Park Drive, Herndon, VA office of NSI. It is our hope that in this capacity you will extend the professional capabilities of our organization, and that you will personally find the association to be both challenging and rewarding.

We would like you to begin your employment on or about October 21-28, 1996. Your starting salary will be $6,730.77 per week, based on an anticipated work week of 40 hours, which is equivalent to an annual salary of $350,000. You will be eligible to receive a performance bonus of up to $150,000 based on objectives to be established and mutually agreed upon. You will also receive a pro-rated bonus based upon agreed performance objectives for the current NSI fiscal year, in consideration of you joining NSI at this point in the fiscal year.

You will receive options for 3% of Network Solutions Stock at the time of an initial public offering. These will be 4 year vesting options with a vesting schedule of 30%/30%/20%/20% at the end of years 1-4.

It is agreed and understood that you will work with the Board to establish a stock option pool for existing and future senior staff members. This option pool will be 15% of the stock at the time of an initial public offering, which will include your 3%.

It is agreed that we will execute a separation agreement with you which provides the following: if at any time during the first 2 years of your employment, the NSI Board of Directors acts to remove you, for other than cause or non-performance, you will receive in year 1, your first year's base salary plus $150,000 in bonus; if removed in year 2, you will receive your first year's base salary plus an amount equal to the bonus awarded to you in year 1. If you resign during this two (2) year's period you will receive no separation
compensation.   After the initial two (2)
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Mr. Gabriel Battista
September 16, 1996
Page 2 of 3

year period of employment, no separation agreement will be in force with you.

As an employee of NSI, you will be eligible to receive the fringe benefit package described in the enclosed videotape and New Hire Guidebook. Please view the videotape and complete the enclosed forms to the extent possible. We will arrange an executive orientation briefing for you at your time of hire.

Enclosed in your package are the standard Science Application International Corporation Inventions Agreement, the Education summary and Pre-employment statement, the Standards of Business Ethics and Conduct Handbook and the SAIC Employee Dispute Resolution Guide. Both the ethics handbook and the Employee dispute Resolution Guide contain acknowledgement pages which need to be signed by you. As a condition of employment, all employees of SAIC and NSI are required to execute these four attached documents. You may do so at this time or on your first day of employment should you decide to accept this offer. We will assign one of our executive human resource senior managers to work with you on completion of this information. As a further condition of employment, all new employees are required to present documentation which confirms their identity and eligibility for employment in the United States. The enclosed Employment Eligibility Certification describes acceptable documentation and should be presented to the company with the required documents on or before your first day of employment. Additionally, you must have competed SAIC'S form G/C 489, that inquires about any personal or substantial participation in the conduct of a U.S. Government Agency procurement within the last two years. Please be advised that this offer is contingent upon your ability to provide proof of your legal eligibility for employment in the United States.

As discussed, NSI has a strong policy against employee use of illegal drug and substance abuse. This is to foster a drug free work environment within the company. All offers of employment, including yours, are contingent upon successfully passing a medical laboratory screen for illegal drugs. You may also be subject to such a screen as an employee in accordance with the companies compliance with federal laws, regulations, executive orders or by the terms of contracts entered into by NSI. Please refer to the enclosed sheets, for details and instructions for
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Mr. Gabriel Battista
September 16, 1996
Page 3 of 3

making the necessary arrangements. Since a minimum of five business days is needed for your test results to be received by SAIC, please schedule your appointment sufficiently in advance of your start date. Although the use of illegal drugs or substances can be cause for termination should you become employed by NSI, it is understood that you or the Company may terminate this employment relationship at any time with or without cause or notice.

If you have any questions, feel free to call Mr. Ivan Yopp at (703) 742-4823. The terms of this offer letter are, of course, to be considered strictly confidential and are not to be discussed with others without the express permission of Science Applications International Corporation/Network Solutions, Incorporated.

We are sincerely eager for you to join our staff and look forward to your early acceptance of our offer and a mutually rewarding association. Your acceptance can be acknowledged by signing the enclosed copies of this letter and returning the original to my attention and a copy to the Human Resources Department in the envelopes provided. Please keep a copy for your records.

Very truly yours,

NETWORK SOLUTIONS, INCORPORATED

/s/ Michael A. Daniels

Michael A. Daniels
Chairman of the Board

Enclosure:  Drug Screening Instructions
Consent and Release Form
Standard of Business Ethics and Conduct Handbook
SAIC Employee Dispute Resolution Guide
New Hire Orientation Kit (Video, Guidebook, Forms) - Package 2

I accept~decline (please circle one) your offer of employment and expect to report to work on or about November 1, 1996

/s/ Gabriel A. Battista                           9/24/96
-----------------------                     ---------------------------
Signature                                   Date

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                   ADDENDUM TO OFFER LETTER TO GABE BATTISTA
                            DATED SEPTEMBER 16, 1996



1. You will be issued options for 3% of Network Solutions, Inc. stock, based upon SAIC shares owned plus the estimated number of shares sold by NSI in the initial public offering. Our current schedule is to have the options issued by October 15, 1996.

2. We are currently working with legal counsel, our accountants and our investment bankers to determine the final option price. Our current position that we are working toward is a discount off of the anticipated middle of the stock offering price range. We will also look at a variety of other factors in determining the fair market value at the time of issuance. This will be finalized in consultation with counsel, our accountants, our bankers and our internal team, including yourself.

3. With respect to options, there will be both qualified (ISO's) and non-qualified options. NSI's intent is to maximize the benefits to optionee's while balancing the tax impact to the corporation. The final determination will be made in conjunction with our internal team, our advisors and you.

4. In regard to your separation agreement, non-performance specifically refers to, a) illegal activities, and/or b) your materially not meeting performance goals mutually set and agreed by the NSI Board of Directors and you.



Network Solutions, Inc.

/s/ Michael A. Daniels

Michael A. Daniels
Chairman of the Board

September 23, 1996